P.O. Box 4323 Houston, TX 77210 (713) 381-6500	Exhibit 99.1

ENTERPRISE GP HOLDINGS UNITHOLDERS APPROVE MERGER WITH ENTERPRISE PRODUCTS PARTNERS

Houston, Texas (Monday, November 22, 2010) – Enterprise GP Holdings L.P. (NYSE: EPE) (“EPE”) and Enterprise Products Partners L.P. (NYSE: EPD) (“EPD”) today announced that the EPE unitholders have approved the merger of EPE with a subsidiary of EPD.  Over 99 percent of the EPE units that voted were cast in favor of the merger, representing approximately 85 percent of EPE’s total outstanding units as of the record date.

The partnerships expect the merger to be completed later today on November 22, 2010, resulting in EPE unitholders being entitled to receive 1.50 EPD common units for each EPE unit they own.  Cash will be paid to EPE unitholders in accordance with the merger agreement in lieu of any fractional units they otherwise would have been entitled to receive.  As a result of the merger completion, units of EPE will cease trading at the close of today’s business.  EPD common units will continue to be traded on the New York Stock Exchange under the ticker “EPD.”

Enterprise Products Partners L.P. is the largest publicly traded partnership and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. EPD’s assets include: 49,100 miles of onshore and offshore pipelines; approximately 200 million barrels of storage capacity for NGLs, refined products and crude oil; and 27 billion cubic feet of natural gas storage capacity.  Services include: natural gas transportation, gathering, processing and storage; NGL fractionation, transportation, storage, and import and export terminaling; crude oil and refined products storage, transportation and terminaling; offshore production platform; petrochemical transportation and storage; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico.  For additional information, visit www.epplp.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical fact, included herein that address activities, events, developments or transactions that EPD expects, believes or anticipates will or may occur in the future, including anticipated benefits and other aspects of such activities, events, developments or transactions, are forward-looking statements.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including required approvals by regulatory agencies, the possibility that the anticipated benefits from such activities, events, developments or transactions cannot be fully realized, the possibility that costs or difficulties related thereto will be greater than expected, the impact of competition and other risk factors included in the reports filed with the Securities and Exchange Commission by EPD.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.  Except as required by law, EPD does not intend to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts: Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745
Rick Rainey, Media Relations (713) 381-3635

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